UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 9, 2007
NOVELIS INC.
(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation)	001-32312 (Commission File Number)	98-0442987 (IRS Employer Identification No.)

3399 Peachtree Road, Suite 1500 Atlanta, Georgia (Address of principal executive offices)	30326 (Zip Code)
Registrant’s telephone number, including area code (404) 814-4200

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On May 9, 2007, Novelis Inc. (the “Company”) amended its Credit Agreement dated January 7, 2005 among the Company, Novelis Corporation, Novelis Deutschland GmbH, Novelis UK Limited, Novelis AG, Citigroup North America, Inc. and the issuers and lenders party thereto (the “Credit Agreement”).
     The amendment to the Credit Agreement includes the following: (1) permission to increase the Term Loan B facility by $150 million; (2) a limited waiver of the change of control Event of Default (as defined in the senior secured credit facilities) to the earliest of (i) the date on which any payments are made with respect to the Senior Notes (other than scheduled interest), (ii) the third business day prior to the sixtieth day following the change of control and (iii) July 7, 2007 if the change of control does not occur on or prior to such date; and (3) a modification of three provisions, to now (a) permit the formation of certain joint ventures, (b) permit the payment of a liquidating cash dividend from a specific 50%-owned partnership and (c) permit a capital contribution between guarantor subsidiaries. In return for these amendments and modifications, the Company agreed to pay aggregate fees of approximately $2.5 million to lenders who consent to the amendments and modifications. A copy of the amendment is filed as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
10.1     Amendment and waiver to the Credit Agreement dated May 9, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC.
Date: May 14, 2007
By:	/s/ Nichole Robinson
Nichole Robinson
Secretary

Exhibit Index
10.1 Amendment and waiver to the Credit Agreement dated May 9, 2007